Exhibit 99.1

Hydril Announces Fourth Quarter 2004 Earnings of $0.64 Per Share

HOUSTON (February 1, 2005) — / Business Wire / — Hydril (Nasdaq: HYDL) reported earnings for the fourth quarter ended December 31, 2004 of $0.64 per diluted share, up 5% sequentially from $0.61 reported in the third quarter of 2004. The third quarter included an income tax benefit of $.05 per diluted share, related to prior years. On a sequential basis, revenue of $86.5 million was up 10%, operating income of $22.8 million was up 15%, and net income of $15.1 million was up 5% from the third quarter.

For the year-ended December 31, 2004, earnings per diluted share was $1.98, up 78% when compared to $1.11 per diluted share in 2003. For the year, revenue of $285.4 million was up 35% from the prior year, operating income of $66.4 million was up 94%, and net income of $46.5 million was up 82%. The 2004 net income included $.09 per diluted share of income tax benefits related to tax projects completed during the year, compared to $.15 per diluted share of tax benefits for tax projects completed in 2003. These increases were primarily the result of strong demand for premium connections resulting in higher utilization of premium connections manufacturing capacity, and strong pressure control aftermarket sales, which lifted the company-wide operating margin to 23%.

Chris Seaver, President and CEO, commented, “Hydril enjoyed a rewarding year in 2004. Net income of $1.98 per share set a record for Hydril since its IPO in 2000. Growth in drilling activity around the globe and our earlier expansion of capacity in our premium connections business made this possible. Although the capital equipment sub-segment of our pressure control business was the only portion of our business with lower revenue in 2004 compared to 2003, we are seeing encouraging signs for 2005 and beyond. During the quarter, announcements continued from prominent drilling contractors of higher day-rates and longer-term contracts for deepwater rigs which usually precede the ordering of new capital equipment of the type we produce.”

Premium Connection Segment

Fourth quarter revenue for Hydril’s premium connection segment increased 9% sequentially to $58.4 million and operating income increased 12% to $20.5 million. These increases were driven by continued higher demand for our products in international markets, particularly Latin America, and by higher domestic demand as the result of increasing deep formation drilling.

Pressure Control Segment

Sequentially, fourth quarter revenue for the pressure control segment increased 12% to $28.1 million and operating income increased 15% to $6.3 million. Aftermarket revenue decreased 6% to $15.0 million, while capital equipment revenue increased 44% to $13.1 million. The increase in capital equipment revenue was primarily driven by better than expected non-project blowout preventer sales and a new project that began in the fourth quarter of 2004 which was recorded on a percentage-of-completion accounting basis. At the end of the quarter, capital equipment backlog stood at $14.6 million, down sequentially from $15.9 million, but up from $11.5 million as of December 31, 2003.

Business Drivers

As more fully described on our website at www.hydril.com on the “Business Drivers” page, our principal business drivers are: (1) the U.S. rig count for rigs drilling at targets deeper than 15,000 feet, (2) the U.S. deepwater rig count, measured as rigs under contract, drilling in greater than 1,500 feet of water, (3) the worldwide offshore rig count, and (4) the total U.S. rig count.

Conference Call

Hydril’s conference call to discuss fourth quarter financial results is scheduled for Wednesday, February 2, 2005 at 8:30 a.m. ET, (7:30 a.m. CT) and is accessible by dialing (800) 657-1269 (domestic) or (973) 409-9256 (international) and referencing passcode # 5578849. For further information on the call or the webcast, please visit the company’s website at www.hydril.com or see the company’s press release announcing the earnings conference call dated January 20, 2005.

To the extent not provided in the call, reconciliations of any non-GAAP financial measures discussed in the call will be available on the Investor Relations page of Hydril’s website.

Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.

Forward-Looking Statements

This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended September 30, 2004 filed with the Securities and Exchange Commission, include but are not limited to the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the impact of geo-political and other events affecting international markets and trade, Hydril’s ability to remain on the leading edge of technology in its products and maintain and increase its market share, the impact of international and domestic trade laws, the loss of or change to distribution methods of premium connections in the U.S. and Canada, overcapacity in the pressure control industry, and high fixed costs that could affect the pricing of Hydril’s products. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

Contact:

Sue Nutt, Manager, Investor Relations

Hydril

(281) 985-3532

HYDRIL COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Share and Per Share Amounts)

				Twelve Months Ended
	Three Months Ended			December 31,
	Dec. 31, 2004	Sept. 30, 2004	Dec. 31, 2003	2004	2003

		(unaudited)
Revenue
Premium Connection	$58,389	$53,404	$25,932	$184,782	$110,270
Pressure Control
Aftermarket	14,995	15,929	13,002	61,204	55,048
Capital Equipment	13,140	9,094	10,951	39,367	46,699

Subtotal Pressure Control	28,135	25,023	23,953	100,571	101,747

Total Revenue	86,524	78,427	49,885	285,353	212,017

Total Gross Profit	36,916	33,076	19,185	118,413	81,893
Gross Margin	43%	42%	38%	41%	39%

Selling, General, and Admin. Expenses	14,103	13,308	11,205	52,007	47,730

Operating Income (Loss)
Premium Connection	20,460	18,264	6,731	60,899	27,611
Pressure Control	6,253	5,441	4,726	20,971	20,261
Corporate Administration	(3,900)	(3,937)	(3,477)	(15,464)	(13,709)

Total Operating Income	22,813	19,768	7,980	66,406	34,163
Operating Margin	26%	25%	16%	23%	16%

Interest Expense	—	—	—	—	(1,101)
Interest Income	466	293	122	1,113	724
Other Income/(Expense)	(261)	(101)	(61)	(335)	(135)

Income Before Income Taxes	23,018	19,960	8,041	67,184	33,651
Provision for Income Taxes	7,869	5,519	2,815	20,697	8,073

Net Income	$15,149	$14,441	$5,226	$46,487	$25,578

Net Income Per Share:
Basic	$0.65	$0.63	$0.23	$2.02	$1.13
Diluted	$0.64	$0.61	$0.23	$1.98	$1.11

Weighted Average Shares Outstanding:
Basic	23,191,513	23,030,468	22,811,391	22,996,401	22,710,838
Diluted	23,765,644	23,553,551	23,084,247	23,432,493	23,000,621

Depreciation
Premium Connection	$2,068	$1,941	$1,923	$7,815	$7,367
Pressure Control	746	731	712	2,920	2,769
Corporate Administration	479	467	463	1,902	1,764

Total Depreciation	3,293	3,139	3,098	12,637	11,900

Capital Expenditures	5,965	3,405	3,200	12,356	8,558

Pressure Control Backlog
Capital Equipment	$14,576	$15,898	$11,535

HYDRIL COMPANY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	December 31, 2004	December 31, 2003
CURRENT ASSETS:
Cash and cash equivalents	$102,398	$54,139
Investments	18,700	6,831
Total receivables	62,441	41,094
Total inventories	34,820	36,416
Other current assets	12,130	13,517

Total current assets	230,489	151,997

LONG-TERM ASSETS:
Property, net	102,368	105,047
Other long-term assets	10,746	10,072

Total long-term assets	113,114	115,119

TOTAL	$343,603	$267,116

CURRENT LIABILITIES:
Accounts payable	$23,292	$13,481
Accrued liabilities and other current liabilities	31,017	22,021

Total current liabilities	54,309	35,502

LONG-TERM LIABILITIES:
Post retirement, pension benefits and other	14,511	14,604

Total long-term liabilities	14,511	14,604

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	274,783	217,010

TOTAL	$343,603	$267,116